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                                                                  EXHIBIT 23.1


                          CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated August 25, 1997 which appears on page 35 of the fiscal 1997 Annual Report to Shareholders of Puma Technology, Inc., which is incorporated by reference in Puma Technology Inc.'s which is incorporated by reference in Puma Technolgy Inc.'s Annual Report on Form 10-K for the year ended July 31, 1997. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 25 of such Annual
Report on Form 10-K. We also consent to the reference to us under the heading:
"Experts" in such Prospectus.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Jose, California
September 10, 1998